Exhibit 23.1

Consent of Brightman Almagor & Co.

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the 1996 Employee Stock Option Plan, the 1997 Israeli Share Option Plan, the 1997 Stock Option Plan for Fundtech Corporation, the 1999 Employee Option Plan and the Directors Option Plan of Fundtech Ltd. of our report dated February 12, 2004 with respect to the consolidated financial statements and schedule of Fundtech Ltd. included in its Annual Report on Form 20-F (File No. 000-29634) for the year ended December 31, 2003, filed with the Securities and Exchange Commission on June 29, 2004.

Tel Aviv, Israel

July 7, 2004